Exhibit 99.1

NEWS RELEASE

Media Contact:	Katie Nieri
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports Third-Quarter 2024
Earnings Results

SAN DIEGO, Nov. 6, 2024 -- Sempra (NYSE: SRE) (BMV: SRE) today reported third-quarter 2024 earnings, prepared in accordance with generally accepted accounting principles (GAAP), of $638 million, or $1.00 per diluted share, compared to third-quarter 2023 GAAP earnings of $721 million, or $1.14 per diluted share. On an adjusted basis, the company’s third-quarter 2024 earnings were $566 million, or $0.89 per diluted share, compared to $685 million, or $1.08 per diluted share in third-quarter 2023.

“We are pleased with our operational and financial results for the third quarter,” said Jeffrey W. Martin, chairman and CEO of Sempra. “We remain focused on executing our business plan, improving safety and operations, and delivering more affordable services to our customers.”

Sempra's GAAP earnings for the first nine months of 2024 were $2.152 billion, or $3.38 per diluted share, compared with GAAP earnings of $2.293 billion, or $3.63 per diluted share, in the first nine months of 2023. Adjusted earnings for the first nine months of 2024 were $1.987 billion, or $3.12 per diluted share, compared to $2.201 billion, or $3.48 per diluted share, in the first nine months of 2023. The results for the first nine months of this year do not reflect the impact of the Sempra California general rate case decision that is pending at the California Public Utilities Commission (CPUC).

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the third quarter and first nine months of 2024 and 2023.

(Dollars and shares in millions, except EPS)	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

GAAP Earnings	$638	$721	$2,152	$2,293
Equity losses from write-off of rate base disallowances resulting from Public Utility Commission of Texas' final order in Oncor Electric Delivery Company LLC's comprehensive base rate review	—	—	—	44
Impact from foreign currency and inflation on monetary positions in Mexico	(67)	(36)	(178)	166
Net unrealized (gains) losses on derivatives	(5)	—	13	(319)
Net unrealized losses on contingent interest rate swap related to initial phase of the Port Arthur LNG liquefaction project	—	—	—	17
Adjusted Earnings(1)	$566	$685	$1,987	$2,201

Diluted Weighted-Average Common Shares Outstanding	638	632	637	632
GAAP EPS	$1.00	$1.14	$3.38	$3.63
Adjusted EPS(1)	$0.89	$1.08	$3.12	$3.48

1) See Table A for information regarding non-GAAP financial measures.

Sempra California
Last month, the CPUC issued a proposed decision on the general rate cases for Sempra California’s utilities, which center on improving safety and reliability in alignment with California’s clean energy goals while stabilizing energy bills. A final decision is expected by the end of the year with revenues retroactively applied to Jan. 1 of this year.

Delivering energy to Sempra California’s 25 million consumers safely and reliably while keeping bills as low as possible continued to be the focus in the third quarter. The San Diego region registered a new record in peak electricity demand of over 5 gigawatts in September, surpassing the previous record set in 2014 by nearly 150 megawatts. Investments in energy storage and infrastructure modernization benefited customers this summer with minimal energy interruptions despite high-heat conditions.

Sempra Texas
The State of Texas benefits from relatively low electricity costs and a supportive regulatory environment for investment. In combination, this is fueling economic expansion across the state and significantly higher projections for electric demand growth.

Currently, Oncor Electric Delivery Company LLC’s (Oncor) System Resiliency Plan (SRP), which includes nearly $3 billion of capital expenditures designed to reduce risk and over $500 million in incremental operations and maintenance expenses, is under review with the Public Utility Commission of Texas (PUCT) and is expected to be finalized this year. This fall, the PUCT approved the Permian Basin Reliability Plan proposed by the Electric Reliability Council of Texas. This plan identified substantial capital investments in transmission projects required to address electric demand growth forecasted over the next decade in the Permian Basin, much of which falls within or near Oncor’s existing transmission footprint. The investment initiatives outlined in Oncor’s SRP and any projects assigned to Oncor in the Permian Basin Reliability Plan would be incremental to Oncor’s existing capital plan.

Oncor continues to expect 2% long-term premise growth, and the company reported a 38% year-over-year increase in new transmission point of interconnection requests, which are in the queue to support the region’s expected economic expansion. In third-quarter 2024, Oncor built, rebuilt or upgraded over 800 miles of transmission and distribution lines and placed eight substations into service.

Against this backdrop, the business outlook for Oncor continues to strengthen, as the company expects significantly higher levels of capital investment in grid expansion, modernization and reliability. Oncor currently anticipates a meaningful 40-50% increase to its previously announced five-year capital plan of $24 billion and will provide an update on the next earnings call in February 2025.

Sempra Infrastructure
Globally, energy security and decarbonization trends continue to support the business outlook for Sempra Infrastructure, which is making progress developing projects in the U.S. Gulf and northern Mexico. Most notably, U.S. liquefied natural gas (LNG) exports remain an important component of the energy security for U.S. allies, as well as an opportunity to diversify their energy mix away from coal for electricity production. Sempra Infrastructure’s dual-coast LNG strategy differentiates the company and bolsters its position as an energy infrastructure leader.

Construction at Energía Costa Azul (ECA) LNG Phase 1 has progressed, and commercial operation is expected to commence in spring 2026. Additionally, the Gasoducto Rosarito Expansion Pipeline that will support gas supply to ECA LNG is expected to reach commercial operations in fourth-quarter 2024. Port Arthur LNG Phase 1 construction remains on time and on budget. Additionally, construction has commenced on the 72-mile Port Arthur Pipeline Louisiana Connector to support gas supply to Port Arthur LNG Phase 1.

The company continues to advance development of its expansion projects in response to the ongoing global demand for cleaner fuels to support the decarbonization of the power sector and improved energy security.

Earnings Guidance and Financial Update
Sempra is updating its full-year 2024 GAAP earnings-per-common share (EPS) guidance range to $4.86 to $5.16 reflecting actual results through the third quarter and affirming its full-year 2024 adjusted EPS guidance range of $4.60 to $4.90. The company is also affirming its full-year 2025 EPS guidance range of $4.90 to $5.25.

In addition, the company has put in place a $3 billion at-the-market (ATM) equity offering program to support general corporate purposes including its future financing needs and is also affirming its projected long-term EPS growth rate of approximately 6% to 8%.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra (NYSE: SRE) is a leading North American energy infrastructure company focused on delivering energy to nearly 40 million consumers. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving the energy resilience of some of the world's most significant economic markets, including California, Texas, Mexico and global energy markets. The company is recognized as a leader in sustainable business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra's inclusion in the Dow Jones Sustainability Index North America and in The Wall Street Journal's Best Managed Companies. More information about Sempra is available at sempra.com and on social media @Sempra.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, audits, investigations, inquiries, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions, including risks related to (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, (iv) obtaining third-party consents and approvals and (v) third parties honoring their contracts and commitments; macroeconomic trends or other factors that could change our capital expenditure plans and their potential impact on rate base or other growth; litigation, arbitration, property disputes and other proceedings, and changes (i) to laws and regulations, including those related to tax and trade policy and the energy industry in Mexico and (ii) due to the results of elections; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, or (iii) fluctuating interest rates and inflation; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

REVENUES
Utilities:
Natural gas	$1,195	$1,488	$4,798	$7,560
Electric	1,069	1,250	3,269	3,331
Energy-related businesses	512	596	1,360	2,338
Total revenues	2,776	3,334	9,427	13,229

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(99)	(260)	(790)	(3,254)
Cost of electric fuel and purchased power	18	(183)	(227)	(385)
Energy-related businesses cost of sales	(134)	(163)	(297)	(437)
Operation and maintenance	(1,326)	(1,383)	(3,871)	(3,958)
Depreciation and amortization	(614)	(563)	(1,811)	(1,651)
Franchise fees and other taxes	(175)	(169)	(515)	(509)
Other income, net	65	3	194	75
Interest income	17	19	47	60
Interest expense	(328)	(312)	(944)	(995)
Income before income taxes and equity earnings	200	323	1,213	2,175
Income tax benefit (expense)	105	52	63	(499)
Equity earnings	454	479	1,235	1,086
Net income	759	854	2,511	2,762
Earnings attributable to noncontrolling interests	(110)	(122)	(325)	(435)
Preferred dividends	(11)	(11)	(33)	(33)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$638	$721	$2,152	$2,293

Basic earnings per common share (EPS):
Earnings	$1.01	$1.14	$3.40	$3.64
Weighted-average common shares outstanding	633,752	630,036	633,342	629,963

Diluted EPS:
Earnings	$1.00	$1.14	$3.38	$3.63
Weighted-average common shares outstanding	638,061	632,324	636,566	632,231

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2024 and 2023 as follows:

Three months ended September 30, 2024:
▪$67 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$5 million net unrealized gains on commodity derivatives

Three months ended September 30, 2023:
▪$36 million impact from foreign currency and inflation on our monetary positions in Mexico

Nine months ended September 30, 2024:
▪$178 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(13) million net unrealized losses on commodity derivatives

Nine months ended September 30, 2023:
▪$(44) million equity losses from investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) related to a write-off of rate base disallowances resulting from the Public Utility Commission of Texas' (PUCT) final order in Oncor Electric Delivery Company LLC's (Oncor) comprehensive base rate review
▪$(166) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$319 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS AND ADJUSTED EPS TO GAAP EPS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Diluted EPS	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Diluted EPS
	Three months ended September 30, 2024					Three months ended September 30, 2023

Sempra GAAP Earnings and GAAP EPS				$638	$1.00				$721	$1.14
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	$(22)	$(78)	$33	(67)	(0.10)	$(3)	$(49)	$16	(36)	(0.06)
Net unrealized gains on commodity derivatives	(11)	2	4	(5)	(0.01)	(2)	2	—	—	—
Sempra Adjusted Earnings and Adjusted EPS				$566	$0.89				$685	$1.08

Weighted-average common shares outstanding, diluted					638,061					632,324

	Nine months ended September 30, 2024					Nine months ended September 30, 2023

Sempra GAAP Earnings and GAAP EPS				$2,152	$3.38				$2,293	$3.63
Excluded items:
Equity losses from write-off of rate base disallowances resulting from PUCT's final order in Oncor's comprehensive base rate review	$—	$—	$—	—	—	$—	$—	$—	44	0.07
Impact from foreign currency and inflation on monetary positions in Mexico	(52)	(211)	85	(178)	(0.28)	40	203	(77)	166	0.26
Net unrealized losses (gains) on commodity derivatives	24	(3)	(8)	13	0.02	(630)	128	183	(319)	(0.51)
Net unrealized losses on contingent interest rate swap related to PA LNG Phase 1 project	—	—	—	—	—	33	(6)	(10)	17	0.03
Sempra Adjusted Earnings and Adjusted EPS				$1,987	$3.12				$2,201	$3.48

Weighted-average common shares outstanding, diluted					636,566					632,231
(1)    Income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses from our investment in Oncor Holdings net of income tax.

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA 2024 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2024 GAAP EPS GUIDANCE RANGE
Sempra 2024 Adjusted EPS Guidance Range of $4.60 to $4.90 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

▪$178 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(13) million net unrealized losses on commodity derivatives

Sempra 2024 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives for the nine months ended September 30, 2024, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. Sempra 2024 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2024 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2024 Adjusted EPS Guidance Range to Sempra 2024 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2024
Sempra GAAP EPS Guidance Range	$4.86	to	$5.16
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	(0.28)		(0.28)
Net unrealized losses on commodity derivatives	0.02		0.02
Sempra Adjusted EPS Guidance Range	$4.60	to	$4.90
Weighted-average common shares outstanding, diluted (millions)			637

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30, 2024	December 31, 2023(1)

ASSETS
Current assets:
Cash and cash equivalents	$560	$236
Restricted cash	22	49
Accounts receivable – trade, net	1,716	2,151
Accounts receivable – other, net	422	561
Due from unconsolidated affiliates	14	31
Income taxes receivable	152	94
Inventories	519	482
Prepaid expenses	314	273
Regulatory assets	59	226
Fixed-price contracts and other derivatives	111	122
Greenhouse gas allowances	1,169	1,189
Other current assets	41	56
Total current assets	5,099	5,470

Other assets:
Restricted cash	108	104
Regulatory assets	4,325	3,771
Greenhouse gas allowances	971	301
Nuclear decommissioning trusts	906	872
Dedicated assets in support of certain benefit plans	585	549
Deferred income taxes	144	129
Right-of-use assets – operating leases	888	723
Investment in Oncor Holdings	15,160	14,266
Other investments	2,412	2,244
Goodwill	1,602	1,602
Other intangible assets	299	318
Wildfire fund	268	269
Other long-term assets	1,706	1,603
Total other assets	29,374	26,751
Property, plant and equipment, net	59,275	54,960
Total assets	$93,748	$87,181
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30, 2024	December 31, 2023(1)

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,187	$2,342
Accounts payable – trade	1,966	2,211
Accounts payable – other	227	224
Due to unconsolidated affiliates	—	5
Dividends and interest payable	816	691
Accrued compensation and benefits	541	526
Regulatory liabilities	523	553
Current portion of long-term debt and finance leases	1,212	975
Greenhouse gas obligations	1,169	1,189
Other current liabilities	1,202	1,374
Total current liabilities	9,843	10,090

Long-term debt and finance leases	30,964	27,759

Deferred credits and other liabilities:
Due to unconsolidated affiliates	347	307
Regulatory liabilities	4,118	3,739
Greenhouse gas obligations	495	—
Pension and other postretirement benefit plan obligations, net of plan assets	377	407
Deferred income taxes	5,404	5,254
Asset retirement obligations	3,710	3,642
Deferred credits and other	2,610	2,329
Total deferred credits and other liabilities	17,061	15,678
Equity:
Sempra shareholders’ equity	29,703	28,675
Preferred stock of subsidiary	20	20
Other noncontrolling interests	6,157	4,959
Total equity	35,880	33,654
Total liabilities and equity	$93,748	$87,181
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Nine months ended September 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,511	$2,762
Adjustments to reconcile net income to net cash provided by operating activities	583	646
Net change in working capital components	55	1,610
Distributions from investments	654	668
Changes in other noncurrent assets and liabilities, net	(261)	(557)
Net cash provided by operating activities	3,542	5,129

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(5,765)	(6,074)
Expenditures for investments	(588)	(281)
Purchases of nuclear decommissioning and other trust assets	(658)	(462)
Proceeds from sales of nuclear decommissioning and other trust assets	704	503
Other	11	10
Net cash used in investing activities	(6,296)	(6,304)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,121)	(1,109)
Preferred dividends paid	(22)	(22)
Issuances of common stock	26	—
Repurchases of common stock	(41)	(32)
Issuances of debt (maturities greater than 90 days)	6,437	6,911
Payments on debt (maturities greater than 90 days) and finance leases	(2,216)	(6,018)
(Decrease) increase in short-term debt, net	(929)	629
Advances from unconsolidated affiliates	85	31
Proceeds from sales of noncontrolling interests, net	—	1,238
Distributions to noncontrolling interests	(235)	(289)
Contributions from noncontrolling interests	1,121	1,036
Settlement of cross-currency swaps	—	(99)
Other	(39)	(78)
Net cash provided by financing activities	3,066	2,198

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	6

Increase in cash, cash equivalents and restricted cash	301	1,029
Cash, cash equivalents and restricted cash, January 1	389	462
Cash, cash equivalents and restricted cash, September 30	$690	$1,491

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES AND INVESTMENTS
(Dollars in millions)
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Earnings (Losses) Attributable to Common Shares
Sempra California	$247	$290	$1,145	$1,247
Sempra Texas Utilities	261	305	646	548
Sempra Infrastructure	230	223	652	746
Parent and other	(100)	(97)	(291)	(248)
Total	$638	$721	$2,152	$2,293

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Capital Expenditures and Investments
Sempra California	$1,117	$1,144	$3,329	$3,344
Sempra Texas Utilities	193	92	578	270
Sempra Infrastructure	824	652	2,443	2,736
Parent and other	2	1	3	5
Total	$2,136	$1,889	$6,353	$6,355

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

UTILITIES
Sempra California
Gas sales (Bcf)(1)	54	55	254	280
Transportation (Bcf)(1)	157	165	419	438
Total deliveries (Bcf)(1)	211	220	673	718

Total gas customer meters (thousands)			7,107	7,047

Electric sales (millions of kWhs)(1)	857	1,075	2,453	3,645
Community Choice Aggregation and Direct Access (millions of kWhs)	3,962	3,472	10,023	9,001
Total deliveries (millions of kWhs)(1)	4,819	4,547	12,476	12,646

Total electric customer meters (thousands)			1,529	1,515

Oncor(2)
Total deliveries (millions of kWhs)	46,208	47,736	123,864	120,571
Total electric customer meters (thousands)			4,027	3,953

Ecogas México, S. de R.L. de C.V.
Natural gas sales (Bcf)	1	1	3	3
Natural gas customer meters (thousands)			162	155

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	1,081	1,105	2,711	2,022
Wind and solar (millions of kWhs)(1)	687	827	2,294	2,525
(1)     Includes intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an indirect 80.25% interest through our investment in Oncor Holdings.